Exhibit 10.207

FIFTH AMENDMENT TO CREDIT AGREEMENT

FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”), dated as of February 25, 2009, among DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Borrower”), various financial institutions that are party to the Credit Agreement referred to below (the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders, the Administrative Agent and The Bank of Nova Scotia, as syndication agent, are parties to that certain Credit Agreement, dated as of June 15, 2007, as amended by that certain First Amendment to Credit Agreement dated as of July 9, 2008, that certain Second Amendment to Credit Agreement dated as of September 29, 2008, that certain Third Amendment to Credit Agreement dated as of November 17, 2008, and that certain Fourth Amendment to Credit Agreement dated as of February 4, 2009 (as so amended, the “Credit Agreement”); and

WHEREAS, the parties hereto desire to make certain modifications to the Credit Agreement as set forth herein;

NOW, THEREFORE, it is agreed:

I. Amendments to Credit Agreement.

1.         Section 1.1 of the Credit Agreement is hereby amended by replacing the existing definitions of “Alternate Base Rate,” “Applicable Margin,” “Maximum Canadian Securitization Letter of Credit Amount,” “Maximum Enhancement Letter of Credit Amount,” “Revolving Loan Commitment Amount,” and “Term Loan Maturity Date” contained therein with the following new definitions, and by adding the following definitions of “Additional Pledged Foreign Subsidiaries,” “Canadian Securitization Program,” “Canadian Securitization Program Documents,” “Chrysler,” “Conduit Enhancement Letter of Credit,” “Excess Application Amount,” “Fifth Amendment,” “Fifth Amendment Effective Date,” “Pro Rata Application,” “Rentable Vehicles,” “Tangible Net Worth,” and “Total Cash Equivalents” in their appropriate alphabetical order:

“Additional Pledged Foreign Subsidiaries” means Dollar Rent A Car Pty Limited and Dollar Thrifty Europe Limited.

“Alternate Base Rate” means, on any date and with respect to all ABR Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest most recently established by DBTCA at its principal office in New York, New York as its base or prime rate for U.S. Dollar loans; (b) the Federal Funds Rate most recently determined by the Administrative

Agent plus 50 basis points; and (c) the Eurodollar Rate for a one month Interest Period in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day).

If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of “Federal Funds Rate”, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by DBTCA in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

“Applicable Margin” means, at any time, in the case of Term Loans, Revolving Loans and Swingline Loans, the respective percentage per annum set forth below under the respective type of Term Loan, Revolving Loan or Swingline Loan, as the case may be, and opposite the respective Applicable Corporate Credit Ratings indicated to have been achieved at such time:

Level	Applicable Corporate Credit Ratings Levels	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
1	Greater than or equal to BB- and Ba3 (in each case with at least a stable outlook)	2.00%	1.00%
2	BB- (with at least a stable outlook) or Ba3 (with at least a stable outlook)	2.25%	1.25%
3	Level 1 or 2 is not applicable for any reason (or no Applicable Corporate Credit Rating is available from either Rating Agency)	2.50%	1.50%

; provided that at all times during which there shall exist any Event of Default, the Applicable Margins shall be determined pursuant to the pricing grid above on the same basis as Level 3.

“Canadian Securitization Program” means any Canadian securitization or other vehicle financing program of the Borrower or any of its Subsidiaries.

“Canadian Securitization Program Documents” means each material agreement, instrument and document delivered in connection with the Canadian Securitization Program, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Chrysler” means Chrysler LLC and/or any Affiliate thereof that is a manufacturer of Vehicles.

“Conduit Enhancement Letter of Credit” means a Letter of Credit issued as credit and/or enhancement for the Conduit Program pursuant to the terms hereof and of an Enhancement Letter of Credit Application and Agreement.

“Excess Application Amount” is defined in Section 5.7(c).

“Fifth Amendment” means the Fifth Amendment, dated as of February 25, 2009, to this Agreement.

“Fifth Amendment Effective Date” means the “Fifth Amendment Effective Date”, as defined in the Fifth Amendment.

“Maximum Canadian Securitization Letter of Credit Amount” means, on any date on or after the Fifth Amendment Effective Date, $39,300,000.

“Maximum Enhancement Letter of Credit Amount” means, on any date on or after the Fifth Amendment Effective Date, $100,000,000.

“Pro Rata Application” means, with respect to any application of a payment or prepayment (including any payment from a collection of proceeds of Collateral), that (a) the amount applied to the Term Loans is a fraction of such payment or prepayment of which the numerator is the aggregate outstanding principal amount of the Term Loans at the time that the payment or collection is received and the denominator is the sum of (i) the outstanding principal amount of the Term Loans at the time that the payment or collection is received and (ii) the Revolving Loan Commitment Amount (or, if the Revolving Loan Commitment Amount has been terminated, the aggregate amount of Letter of Credit Outstandings) at the time that the payment or collection is received, and (b) the aggregate amount applied to the unpaid and outstanding Reimbursement Obligations is a fraction of such payment or prepayment of which the numerator is the Revolving Loan Commitment Amount (or, if the Revolving Loan Commitment Amount has been terminated, the aggregate amount of Letter of Credit Outstandings) at the time that the payment or collection is received and the denominator is the sum of (i) the outstanding principal amount of the Term Loans at the time that the payment or collection is received and (ii) the Revolving Loan Commitment Amount (or, if the Revolving Loan Commitment Amount has been terminated, the aggregate amount of Letter of Credit Outstandings) at the time that the payment or collection is received.

“Rentable Vehicle” means a vehicle identified, in accordance with the Borrower’s past practices, in the Borrower’s Legacy fleet computer system as “Rentable” (as opposed to “Unrentable”, “Stolen” or “Undelivered”).

“Revolving Loan Commitment Amount” means, on any date, $231,300,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Tangible Net Worth” means, with respect to the Borrower and its Subsidiaries at any date, the result of (a) the excess of (i) all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP over (ii) all liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, in each case classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and excluding therefrom the cumulative balance of other comprehensive income (loss), as determined in accordance with GAAP), minus (b) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP (including such items as goodwill). The determination of the amounts of assets, liabilities, other comprehensive income (loss) and other applicable terms used in this definition will be determined as of the date of the financial statements most recently provided to the Administrative Agent pursuant to Section 8.1.1 prior to the date of such determination.

“Term Loan Maturity Date” means June 15, 2013.

“Total Cash Equivalents” means all (a) U.S. Government Obligations, (b) participation certificates and senior debt obligations of the Federal Home Loan Mortgage Corporation, consolidated system wide bonds and notes of the Farm Credit System, senior debt obligations and mortgage-backed securities of the Federal National Mortgage Association, (c) (i) direct obligations of any state of the United States or any subdivision or agency thereof, (ii) any obligation that is fully and unconditionally guaranteed by any state or any subdivision or agency thereof, or (iii) auction rate certificates issued by any state of the United States or any subdivision or agency thereof, (d) commercial paper, (e) deposits (including Eurodollar time deposits), federal funds or bankers acceptances of any bank, (f) investments in any money market fund, (g) repurchase agreements, and (h) direct obligations of, or obligations the payment of principal of and interest on which is guaranteed by, the national government of any country.

2.         The definition of “Cash Equivalent Investments” is hereby amended by replacing the words “Federal Mortgage Association” in clause (b) thereof with “Federal National Mortgage Association”.

3.         Clause (e) of the definition of “Change in Control” in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

(e)any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, the power to direct or control, directly or indirectly, the management or policies of the Borrower, Operations or Thrifty.

4.         Clause (iv) of clause (b) of the definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by deleting the proviso at the end of clause (4) from the end of such clause (iv).

5.         The following sentence is added to the end of subsection (b) of Section 2.1.1 of the Credit Agreement:

Notwithstanding the foregoing or any other provision of this Agreement, the Borrower shall have no right to request, and the RL Lenders shall not make, any Revolving Loans pursuant to this Article II after the Fifth Amendment Effective Date (it being understood that this sentence does not affect in any way any Revolving Loans that may be made or deemed to be made pursuant to the provisions of Article IV hereof, all of which shall remain in effect in accordance with their terms).

6.         The following sentence is added to the end of subsection (c) of Section 2.1.1 of the Credit Agreement:

Notwithstanding the foregoing or any other provision of this Agreement, the Borrower shall have no right to request, and the Swingline Lender will not make, any Swingline Loans after the Fifth Amendment Effective Date.

7.         Clause (iii) of Section 3.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii)      except as otherwise provided in subsection (c) of Section 5.7, each prepayment pursuant to this Section 3.1(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and

8.         The following sentence is hereby added to the end of subsection (b) of Section 3.1 of the Credit Agreement:

The Borrower shall, on any day on which (i) the Letter of Credit Outstandings with respect to Canadian Securitization Letters of Credit exceed the Maximum Canadian Securitization Letter of Credit Amount, (ii) the Letter of Credit Outstandings with respect to Enhancement Letters of Credit exceed the Maximum Enhancement Letter of Credit Amount, or (iii) the Letter of Credit Outstandings with respect to CP Enhancement Letters of Credit exceed the Maximum CP Enhancement Letter of Credit Amount, cause the amount of Unrestricted Cash and Cash Equivalent Investments otherwise maintained with DBTCA pursuant to the provisions of Section 8.1.10(b) hereof to be at least equal to the amount then required to maintained therein, plus (solely for so long as and to the extent such excess shall exist) an additional amount equal to the amount of such excess referred to in clause (i), (ii) and/or (iii) of this sentence (as then applicable).

9.         Subsection (d) of Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)       In addition to any other mandatory repayments pursuant to this Section 3.1, (i) on the last Business Day of each fiscal quarter of the Borrower ending on March 31, June 30, September 30 and December 31, commencing with the fiscal quarter ending March 31, 2010 and ending with the last fiscal quarter ending prior to the Term Loan Maturity Date (each a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay a principal amount of Term Loans in an amount equal to $2,500,000, and (ii) on the Term Loan Maturity Date (which shall also be deemed to be a Scheduled Term Loan Repayment Date), the Borrower shall be required to repay the entire remaining balance of the Term Loans (each required payment pursuant to this subsection (d), as the same may be reduced as provided in Section 3.1(a) or (g), a “Scheduled Term Loan Repayment”).

10.       Subsection (f) of Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)       In addition to any other mandatory repayments pursuant to this Section 3.1, on each Excess Cash Payment Date, an amount equal to (1) 50% of the Excess Cash Flow for the related Excess Cash Payment Period, less (2) the amount of all principal payments made in respect of the Term Loans during such Excess Cash Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Sections 3.1(g) and (h); provided, however, so long as no Default then exists and if the Leverage Ratio as of the last day of the respective Excess Cash Payment Period is less than 1.50:1.00, the foregoing percentage shall be reduced to 0% of such Excess Cash Flow.

11.       The last sentence of Section 4.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing provisions of this Section 4.1 or any other provision of this Agreement, (a) the Borrower may not request the issuance of, and the Issuer shall not have any obligation to issue, any Letter of Credit at any time when, and so long as, there shall be outstanding in the aggregate 75 Letters of Credit, unless otherwise consented to by the Issuer and the Administrative Agent, and (b) the Borrower shall have no right to request the issuance of, and the Issuer shall not issue (or increase the Stated Amount of), any CP Enhancement Letter of Credit after the termination of the CP Program existing on the Fifth Amendment Effective Date, or any Conduit Enhancement Letter of Credit after the termination of the Conduit Program existing on the Fifth Amendment Effective Date.

12.       The following subsection (c) is hereby added to the end of Section 5.7 of the Credit Agreement:

(c)       Notwithstanding anything to the contrary contained in this Section 5.7 or in any other provisions of this Agreement,

(i)        at the election of the Administrative Agent in connection with the allocation of any payment (whether of principal, interest, fees, indemnities or otherwise) or any proceeds of Collateral (whether any such payment is made to or proceeds are received by the Administrative Agent for the accounts of some or all of the Lenders or such payment is made to or proceeds are received directly by one or more Lenders), such payment or allocation of proceeds shall not be applied to any Obligations owed to a Defaulting Lender (or used to purchase participations in Obligations owed to Defaulting Lenders) until the Obligations owed to the Non-Defaulting Lenders have been paid in full and the Administrative Agent has received and is holding cash collateral in the amount and manner referred to in Section 4.7 (calculated thereunder as if an Event of Default had occurred and was continuing) with respect to the Letters of Credit and, if there is a Defaulting Lender with respect to the obligations of an RL Lender under Section 4.4, then any such payment or proceeds of Collateral shall be applied first to pay to the Issuer the amounts owed to the Issuer by such

Defaulting Lender pursuant to Section 4.4 and then pro rata to the Non-Defaulting Lenders as otherwise provided herein;

(ii)       with respect to the proviso in Section 8.1.10(b) that permits money to be withdrawn from the Borrower’s accounts at DBTCA and to be applied to the payment of outstanding Loans and/or unpaid and outstanding Reimbursement Obligations, permanently reducing the minimum amount required to be held in such accounts pursuant to Section 8.1.10(b) (any such withdrawal, solely to the extent resulting in such minimum amount reduction, a “Withdrawal”), it is understood that, depending upon whether at the time of the Withdrawal the Revolving Loan Commitment Amount (or, if the Revolving Loan Commitment has been terminated, the aggregate amount of Letter of Credit Outstandings) exceeds the amount of unpaid and outstanding Reimbursement Obligations owed at such time, any such Withdrawal may be applied to the Term Loans in an amount in excess of the amount that would constitute a Pro Rata Application to the Term Loans of such Withdrawal (the amount by which the payment or prepayment of Term Loans exceeds the amount that would constitute a Pro Rata Application being referred to herein as the “Excess Application Amount”). If an Excess Application Amount is at any time or from time to time applied to the Term Loans, then the next payment or prepayment (and each successive payment and prepayment) that is made or to be applied, from whatever source, at a time when any unpaid and outstanding Reimbursement Obligations are outstanding, shall be applied (each, a “True Up Application”) first to the unpaid and outstanding Reimbursement Obligations (including Reimbursement Obligations that arise after the Withdrawal due to the issuance, extension, increase of Stated Amount, or drawing of Letters of Credit) until, after giving effect to the aggregate Excess Application Amount and to such True Up Applications of payments and prepayments to the unpaid and outstanding Reimbursement Obligations, there has been, in the aggregate for all payments and prepayments after the Fifth Amendment Effective Date (except for any payments that, pursuant to an express provision of Section 3.1, are to be applied to the Term Loans, and except for any payments that, pursuant to an express provision of Section 3.1, are to be applied first to the Term Loans), a Pro Rata Application of all such payments and prepayments (including the payments and prepayments made from the withdrawal of funds from the deposit accounts and securities accounts at DBTCA) to the Term Loans and the Reimbursement Obligations. To the extent that the application of the proceeds from a Withdrawal would leave on deposit in such accounts an aggregate amount as to which the remaining balance, if applied solely to any Reimbursement Obligations that would exist if the Reimbursement Obligations equaled the Revolving Loan Commitment Amount (or, if the Revolving Loan Commitment is terminated, the aggregate amount of the Letter of Credit Outstandings) at the time of such Withdrawal, would be insufficient for the RL Lenders to have received a Pro Rata Application of all previous payments and prepayments as to which the RL Lenders have the right under this paragraph to receive a Pro Rata Application, then, to such extent, the Borrower shall not have the right to make such Withdrawal (and, for the avoidance of doubt, the amount remaining in the applicable accounts shall continue to be subject to the provisions of Section 8.1.10(b)); and

(iii) without limiting the generality of the foregoing clauses (i) and (ii), the provisions of Section 3.1, Section 5.8 and any other provision in this Agreement providing for the allocation to or application among the Lenders of any payment or prepayment (including with respect to any distribution of collections from the proceeds of Collateral) shall be subject to the provisions of this subsection (c) (as well as, with respect to allocations as between Defaulting Lenders and Non-Defaulting Lenders, the provisions of any other express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders).

13.       Subsection (b) of Section 8.1.1 of the Credit Agreement is hereby amended by deleting therefrom the phrase “containing a computation of each of the financial ratios and restrictions contained in Section 8.2.4 and” replacing it with the phrase “containing a computation of the financial covenant contained in Section 8.2.4 and”.

14.       Subsection (c) of Section 8.1.1 of the Credit Agreement is hereby amended by deleting therefrom the phrase “(in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent)” and replacing it with the phrase “(in the form provided in Schedule V hereto)”.

15.       Subsection (l) of Section 8.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(l)        (A) as soon as available and, with respect to January, in any event within 30 days after the end of such month, with respect to March, June and September, in any event within 45 days after the end of such month, with respect to December, in any event within 90 days after the end of such month, and with respect to all other months, in any event within 20 days after the end of such month, (i) an unaudited consolidating balance sheet of the Borrower and its direct Subsidiaries, in each case as of the end of such calendar month, (ii) unaudited consolidating statements of operations and cash flow of the Borrower and its direct Subsidiaries, in each case for such calendar month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month, (iii) an unaudited consolidated balance sheet for the Borrower and its Subsidiaries, in each case as of the end of such calendar month (which may be contained within the information provided under clause (i) above), (iv) unaudited consolidated statements of operations and cash flow of the Borrower and its Subsidiaries, in each case for such calendar month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month (which in each case may be contained within the information provided under clause (ii) above), (v) a vehicle fleet financing report substantially in the form of Exhibit O attached hereto, (vi) a statement in reasonable detail (including a breakdown for each securitization program) setting forth, (A) a list of Program Vehicles (as defined in the MTN Program Documents, CP Program Documents, Conduit Program Documents or Canadian Securitization Program Documents, as applicable) manufactured by Chrysler at auction as of the end of such month, and (B) a summary report of the receivables owed by Chrysler to the Borrower and its Subsidiaries as of the end of such month, (vii) a statement as to compliance with the covenant in Section 8.1.10(a) and (d) during such month, and (viii) calculations and computations in the form set forth in Schedule V hereto demonstrating compliance with the covenant in Section 8.2.4 as of the last day of such month; and (B) within 20 days after the end of each month, a cash flow forecast for the next month (i.e. a forecast for the month immediately after the month in which such forecast is delivered); and

16.       Section 8.1.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.1.8.  Additional Liens and Guaranties. (a)Within 60 days after the Fifth Amendment Effective Date, the Borrower will grant to the Collateral Agent, and will cause each of the Subsidiary Guarantors to have granted to the Collateral Agent a first priority, perfected security interest (subject only to Liens and encumbrances permitted under Section 8.2.3) in all fee-owned Real Property owned by any of such Persons on the Fifth Amendment Effective Date (the requirement of this sentence being applicable to all such Real Property, and there is no dollar threshold with respect to such requirement). The Borrower will also grant to the Collateral Agent, and will cause each of the Subsidiary Guarantors to have granted to the Collateral Agent, a first priority perfected security interest (subject only to Liens and encumbrances permitted under Section 8.2.3) in all fee-owned Real Property acquired from time to time after the Fifth Amendment Effective Date by the Borrower and the Subsidiary Guarantors within 60 days after the acquisition thereof (other than any such Real Property that has a net book value of less than $500,000 and that, when added to the net book value of all other Real Property owned by the Borrower and the Subsidiary Guarantors that is not subject to a first priority perfected security interest in favor of the Administrative Agent and the Lenders, does not exceed $2,500,000).

(b)       Without limiting the generality of the foregoing, the Borrower will, and will cause each such Subsidiary Guarantor to, execute and deliver or cause to be executed and delivered Mortgages that may be necessary or, in the opinion of the Administrative Agent, desirable to create a valid, perfected Lien against all such Real Property in accordance with subsection (a) of this Section 8.1.8, together with:

(i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each such Mortgage;

(ii) mortgagee’s Mortgage Policies in favor of the Administrative Agent and the Lenders and issued by insurers reasonably satisfactory to the Administrative Agent, in amounts and in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Real Property purported to be covered by each such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than those existing on the Fifth Amendment Effective Date and otherwise as permitted under Section 8.2.3 or approved by the Administrative Agent, and such policies shall also include a revolving credit endorsement and such other endorsements as the Administrative Agent shall request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(iii)      Uniform Commercial Code financing statements related to the security interests created by each Mortgage, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such financing statements in the appropriate offices and records as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create valid, perfected first priority Liens against the improvements purported to be covered thereby.

(c)       Within 60 days after the Fifth Amendment Effective Date, the Borrower will, or will cause each of the Subsidiary Guarantors to, as applicable, make the filings and take such other action within the Borrower’s or such Subsidiary Guarantor’s control as may be necessary to grant to the Collateral Agent a first priority, perfected Lien on Rentable Vehicles, if any, owned by the Borrower or such Subsidiary Guarantors on the Fifth Amendment Effective Date that are not subject to or required to be subject to any other Lien and that have not been, and are not scheduled for at least 60 days to be, delivered to auction for sale or otherwise sold. The Collateral Agent is hereby authorized by the Required Lenders to enter into an amendment to the Security Agreement, if and to the extent necessary, to provide for such Vehicles and any Vehicles subject to clause (d) below to be included in the Collateral subject to the Security Agreement.

(d)       Within 60 days after each date on which the Borrower or any of the Subsidiary Guarantors acquires any Rentable Vehicle after the Fifth Amendment Effective Date that is not subject to or required to be subject to any other Lien and that has not been, and is not scheduled for at least 60 days to be, delivered to auction for sale or otherwise sold, the Borrower will, or will cause such Subsidiary Guarantor to, as applicable, make the filings and take such other action within the Borrower’s or such Subsidiary Guarantor’s control as may be necessary to grant to the Collateral Agent a first priority, perfected Lien on such Rentable Vehicle.

(e)       Without limitation of the requirements set forth in Section 8.1.9, within 30 days after the Fifth Amendment Effective Date, (i) the Borrower will cause DTG Supply, Inc., an Oklahoma corporation, Thrifty Insurance Agency, Inc., an Arkansas corporation, and TRAC Asia Pacific, Inc., an Oklahoma corporation (which corporations the Borrower represents and warrants are the only Domestic Subsidiaries of the Borrower as of the Fifth Amendment Effective Date that are not Subsidiary Guarantors, other than SPCs and AmeriGuard Risk Retention Group, Inc.), to execute and deliver supplements to the Subsidiary Guaranty and to the Security Agreement so as to become Subsidiary Guarantors, and the Borrower will take and cause to be taken all such other action and execute and cause to be executed all such other documents as would be required by Section 8.1.9 if such corporations were required by Section 8.1.9 in accordance with its terms to become a party to the Subsidiary Guaranty, and (ii) the Borrower will cause each of such corporations, to the extent required under Section 8.2.2, to execute and deliver to the Borrower or any of its applicable Subsidiaries an Intercompany Note in a principal amount not less than the aggregate amount such Person may borrow from the Borrower or such Subsidiary (which Intercompany Note shall be endorsed and pledged to the Administrative Agent pursuant to the Pledge Agreement).

(f)        In addition to the requirements of Section 8.1.9, within 60 days after the Fifth Amendment Effective Date, the Borrower and/or the Subsidiary Guarantors of the Borrower that own the shares of Capital Stock of the Additional Pledged Foreign Subsidiaries (which Subsidiaries, if not theretofore parties to the Pledge Agreement, shall execute and deliver to the Administrative Agent a supplement to the Pledge Agreement for the purpose of becoming pledgors thereunder, which supplement shall be substantially in the form attached to the Pledge Agreement) shall, pursuant to the Pledge Agreement (as further supplemented, if necessary by a Foreign Pledge Agreement), pledge to the Collateral Agent a number of the outstanding shares of the Capital Stock of the Additional Pledged Foreign Subsidiaries equal to 65% of each class of such outstanding shares, together with (i) undated stock powers or equivalent instruments of transfer satisfactory to the Administrative Agent for such certificates or such other evidence of beneficial ownership, executed in blank (or, if any such shares of Capital Stock are uncertificated, confirmation and evidence satisfactory to the Collateral Agent that the security interest in such uncertificated securities has been perfected by the Collateral Agent in accordance with the U.C.C. or any similar or local law which may be applicable), and (ii) executed copies of Uniform Commercial Code financing statements naming the Borrower or the granting Subsidiary as the debtor and the Collateral Agent as the secured party, suitable for filing under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interest of the Collateral Agent in the interest of the Borrower or such Subsidiary in such Person pledged pursuant to the Pledge Agreement (and such Foreign Pledge Agreement, if applicable).

(g)       Notwithstanding the provisions of subsections (a) through (f) of this Section 8.1.8, failure of the Borrower to complete any action required by such subsections within any 30 or 60 day period, as applicable, specified therein, shall not constitute an Event of Default so long as the Borrower is proceeding in good faith and using commercially reasonable efforts to complete such action.

17.       The introductory language at the beginning of Section 8.1.9 (i.e. the first five lines thereof) is hereby amended and restated to read as follows:

Without limiting the effect of any other provision contained herein (including Section 8.2.5), upon any Person becoming either a direct or indirect Subsidiary of the Borrower (other than an SPC or AmeriGuard Risk Retention Group, Inc.):

18.       The following Section 8.1.10 is hereby added to the Credit Agreement after Section 8.1.9 thereof:

Section 8.1.10.   Cash Accounts. From and after the Fifth Amendment Effective Date, the Borrower

(a) will maintain at least $100,000,000 in the aggregate of Unrestricted Cash and Cash Equivalent Investments in one or more deposit and/or securities accounts of the Borrower, which accounts shall be subject to control agreements as provided for in clause (c) below;

(b) will maintain at least $60,000,000 of such $100,000,000 in the aggregate of Unrestricted Cash and Cash Equivalent Investments provided for in clause (a) above in one or more separate deposit and/or securities accounts of the Borrower at DBTCA, each of which accounts referred to in this clause (b) shall be controlled by the Collateral Agent for purposes of Article 9 of the U.C.C. and at all times subject to a first-priority security interest in favor of the Collateral Agent as Collateral for all of the Obligations as and to the extent provided in the Security Agreement, provided that, subject to the provisions of Section 5.7(c)(ii), and except as otherwise provided in the last sentence of Section 5.7(c)(ii), the Borrower may withdraw cash or other property from the Borrower’s accounts at DBTCA at any time and from time to time, and such $60,000,000 requirement will be reduced, to the extent that, and in the amount that, such withdrawn funds are disbursed by the Borrower for the payment of outstanding Loans and/or the payment of unpaid Reimbursement Obligations; and the Borrower will provide prompt written notice to the Administrative Agent of any disbursement from the accounts of the Borrower at DBTCA requested by the Borrower that results in a reduction of the aggregate amount maintained therein to an amount that is less than the amount at such time required to be maintained therein pursuant to this clause (b);

(c) within 30 days after the Fifth Amendment Effective Date, will cause all deposit accounts and securities accounts of the Borrower and each of its Subsidiary Guarantors to be subject to the control of the Collateral Agent, for purposes of Article 9 of the U.C.C., pursuant to customary control agreements, except that the Borrower and its Subsidiary Guarantors may, at any time other than when an Event of Default has occurred and is continuing, hold up to $15,000,000 in the aggregate, for the Borrower and all such Subsidiary Guarantors taken together, in deposit accounts not subject to the control of the Collateral Agent; provided further that the failure to complete granting of control to the Collateral Agent within such 30 days shall not constitute a Default so long as the Borrower proceeds in good faith and uses commercially reasonable efforts to complete actions necessary to grant such control and such actions are completed within 60 days after the Fifth Amendment Effective Date; and

(d) will cause the cash and Total Cash Equivalents of its Subsidiaries, other than the Subsidiary Guarantors and SPCs, to be in the aggregate , for all such Subsidiaries (other than Subsidiary Guarantors and SPCs), at all times less than $25,000,000.

19.       Section 8.2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.2.4.     Tangible Net Worth. From and after the Fifth Amendment Effective Date, the Borrower will not permit the Tangible Net Worth of the Borrower and its Subsidiaries to be less at any time than $150,000,000.

20.       Clause (c) of Section 8.2.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Deleted.”

21.       Clause (k) of Section 8.2.5 of the Credit Agreement is hereby amended by adding the following to the end of such clause (k):

further provided, that no Investment may be made pursuant to this clause (k) unless such Investment is made in the ordinary course of business and such Investment does not constitute a Business Acquisition.

22.       Clause (iv) of subsection (a) of Section 8.2.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Deleted.”

23.       Subsection (b) of Section 8.2.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Deleted.”

24.       Section 8.2.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)The Borrower will not, and will not permit any of its Subsidiaries to, make Capital Expenditures in any Fiscal Year, except (i) Capital Expenditures for the acquisition of Vehicles, and (ii) other Capital Expenditures which do not exceed in any Fiscal Year set forth below, for the Borrower and all of its Subsidiaries taken together, the amount set forth opposite such Fiscal Year:

Fiscal Year	Maximum Amount of Capital Expenditures

2009	$35,000,000
2010	$45,000,000
2011	$50,000,000
2012	$50,000,000
Any Fiscal Year thereafter	$50,000,000

(b)       In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a)(ii) of this Section 8.2.7 in any Fiscal Year (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this sentence) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year; provided that no amounts once carried forward pursuant to this sentence may be carried forward to any Fiscal Year thereafter.

25.       Subsection (b) of Section 8.2.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Deleted.”

26.       Section 8.2.16 of the Credit Agreement is hereby amended by inserting the word “or” prior to clause (d) thereof, and deleting clause (e) therefrom in its entirety.

27.       Section 9.1.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.1.3.  Non-Performance of Certain Covenants and Obligations. (a) The Borrower shall default in the due performance and observance of any of its obligations under Section 8.2, clause (d), (e), (g) or (k) of Section 8.1.1, or Section 8.1.2, 8.1.8, 8.1.9, or 8.1.10(a).

(b)       The Borrower shall default in the due performance and observance of any of its obligations under clause (a), (b), (c), (h), (i) or (l) of Section 8.1.1 and such default shall continue unremedied for a period of ten days.

28.       Schedule I(A) of the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Schedule I(A) attached hereto.

29.       Schedule V attached hereto is hereby added to the Credit Agreement as Schedule V thereto.

30.       The fourth paragraph of Exhibit B-2 (the form of Issuance Request) is hereby amended and restated in its entirety to read as follows:

The Borrower hereby acknowledges that, pursuant to Section 6.2.1 of the Credit Agreement, each of the delivery of this Issuance Request and the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on such date of [issuance] [extension], (a) all statements set forth in Section 6.2.1 are true and correct in all material respects, and (b) without limiting the generality of clause (c) of Section 6.2.1, the Borrower is in compliance with the covenants set forth in Sections 8.2.4 and 8.1.10(a) and (d) of the Credit Agreement.

31.       If the Administrative Agent (in such capacity or in its capacity as Collateral Agent) is viewed, for purposes of Section 8-106, 9-104 or 9-106 of the Uniform Commercial Code of any applicable state, to be acting under the Credit Agreement or under any Security Document with respect to any deposit account or securities account of any Obligor at or with DBTCA in a capacity other than depositary bank or securities intermediary, then, by its signature to this Agreement as Administrative Agent, DBTCA hereby agrees to follow instructions and entitlement orders from the Administrative Agent as to the disposition of funds in such deposit account and as to security entitlements, as the case may be, in each case without further consent of the Borrower or other applicable Obligor. DBTCA, in its capacity as Administrative Agent and Collateral Agent, acknowledges and agrees that DBTCA shall take no action with respect to any such account (other than pursuant to agreements between any such Obligor and DBTCA governing such accounts) unless and until so entitled pursuant to Section 6.1 of the Security Agreement.

II. Miscellaneous Provisions.

1. In order to induce the Lenders to enter into this Fifth Amendment, the Borrower hereby represents and warrants that:

(a)       no Default or Event of Default exists on the Fifth Amendment Effective Date (as defined below), immediately before and after giving effect to this Fifth Amendment; and

(b)       all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Fifth Amendment Effective Date immediately before and after giving effect to this Fifth Amendment, with the same effect as though such representations and warranties had been made on and as of the Fifth Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2. This Fifth Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.

3. This Fifth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

4. THIS FIFTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5. This Fifth Amendment shall become effective on the date (the “Fifth Amendment Effective Date”) when:

(i) the Borrower and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to:

Bingham McCutchen LLP

One State Street

Hartford, Connecticut

Attention: Peter Bruhn

Fax: (860) 240-2800

Email: peter.bruhn@bingham.com

(ii) the Borrower and all required lenders and other signatories thereto necessary for the effectiveness thereof shall have executed and delivered an amendment, replacing in each case the leverage ratio financial covenants contained therein with the financial covenant set forth in Section 8.2.4 as amended and restated in this Fifth Amendment, to each of:

(A)      that certain Second Amended and Restated Revolving Credit Agreement, dated as of September 28, 2007, among DTG Operations, Inc., an Oklahoma corporation, Dollar Thrifty Automotive Group, Inc., a Delaware corporation, the Lenders (as defined therein) and Bank of Oklahoma, N.A., as administrative agent; and

(B)      that certain Second Amended and Restated Financing Agreement – Daily Rental, dated as of September 14, 2007, between DTG Operations, Inc., an Oklahoma corporation and DaimlerChrysler Financial Services Americas LLC;

and each such amendment shall be, or shall become simultaneously with the effectiveness of this Fifth Amendment, in full force and effect;

(iii) the Administrative Agent shall have received the wire transfer of immediately available funds, for the ratable account of each Lender signatory hereto, a fee equal to 0.50% of the sum of (A) the aggregate outstanding principal amount of Term Loans plus (B) the aggregate amount of Revolving Loan Commitments of the Lenders, in each case as of (and after giving effect to any repayments of Term Loans and Commitment reductions on) the Fifth Amendment Effective Date and who have consented to this Fifth Amendment on or prior to the Fifth Amendment Effective Date;

(iv) the Borrower shall have paid to Bingham McCutchen LLP, special counsel to the Administrative Agent, by wire transfer of immediately available funds, all reasonable fees and expenses (as set out in a written summary invoice received by the Borrower at least one Business Day prior to the Fifth Amendment Effective Date) owed to Bingham McCutchen LLP as of the date of such invoice in connection with the Loan Documents, the Obligations and the administration thereof, including all fees and expenses incurred in connection with the preparation, negotiation and execution of this Fifth Amendment and the transactions contemplated to be effected in connection with such execution and with the satisfaction of the conditions to the occurrence of the Fifth Amendment Effective Date (it being understood that the Borrower agrees to pay such fees and expenses regardless of whether the Fifth Amendment Effective Date occurs); and

(v) the Borrower shall have paid to the Administrative Agent, by wire transfer of immediately available funds, $20,000,000 for application as a prepayment of the Term Loans then outstanding for the ratable account of each Term Lender (it being acknowledged and agreed that, upon the making of such payment, the Borrower shall be deemed to have complied with all of the provisions of Section 3.1 of the Credit Agreement with respect to such prepayment);

provided, however, that in the event any of the foregoing conditions to effectiveness set forth in this Section 5 shall not have been met on or prior to February 26, 2009, it is understood and agreed that this Fifth Amendment (except for the agreement of the Borrower in clause (iv) above to pay fees and expenses) shall be of no force and effect whatsoever, and no party hereto shall have any right or obligation with respect to any other party whatsoever with respect to any agreement set forth herein, except as provided above with respect to such fees and expenses (all such other rights and obligations being governed in such event exclusively by the Credit Agreement, if and to the extent provided for therein, as in effect without regard to this Fifth Amendment).

6. In order to induce the Lenders to enter into this Fifth Amendment, the Borrower and each of the Subsidiary Guarantors acknowledge and agree, on and as of the Fifth Amendment Effective Date (in the event that it occurs), that neither the Borrower nor any of the Subsidiary Guarantors is aware as of the Fifth Amendment Effective Date of any offset right (other than an offset right pursuant to any netting arrangement expressly provided for in a Rate Protection Agreement, provided that, for the avoidance of doubt, the Borrower acknowledges that no offset right of which the Borrower is aware pursuant to any netting arrangement expressly provided for in a Rate Protection Agreement would permit the Borrower to exercise such offset right against any Obligation under the Loan Documents except for amounts owed by the Borrower under such

Rate Protection Agreement), counterclaim, right of recoupment or any defense of any kind against, or with respect to, any of their respective Obligations under the Loan Documents to any Agent, the Issuer, or any Lender relating to or arising out of this Fifth Amendment, the Credit Agreement, or any other Loan Document. On and as of the Fifth Amendment Effective Date (in the event that it occurs),the Borrower and each of the Subsidiary Guarantors unconditionally release, waive and forever discharge all claims, offsets, causes of action, rights of recoupment, suits or defenses of any kind whatsoever, whether arising at law or in equity, whether known or unknown, which the Borrower or the Subsidiary Guarantors might otherwise have as of, and only as of, the Fifth Amendment Effective Date against any Agent, the Issuer, or any Lender or any of their respective directors, shareholders, partners (general and limited), members, managers, officers, employees, attorneys, agents and Affiliates relating to or arising out of this Fifth Amendment, the Credit Agreement, or the other Loan Documents or the administration thereof on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind arising prior to or existing as of the Fifth Amendment Effective Date; provided that, subject to the proviso immediately following this proviso, nothing herein shall modify any offset right pursuant to any netting arrangement expressly provided for in a Rate Protection Agreement, and further provided that, in no event may any such offset right or netting arrangement be used to offset or net against, or constitute a defense to or give the Borrower a counterclaim or right of recoupment with respect to, any Obligation under the Loan Documents other than the applicable Rate Protection Agreement. For the avoidance of doubt, nothing herein shall be construed as an acknowledgment by any Agent, the Issuer or any Lender that the Borrower or any of the Subsidiary Guarantors has any claims, offsets, causes of action, rights of recoupment, suits or defenses against any Agent, the Issuer, or any Lender.

7. From and after the Fifth Amendment Effective Date, each reference in the Credit Agreement and in each of the other Loan Documents to the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified hereby on the Fifth Amendment Effective Date, pursuant to the terms of this Fifth Amendment.

* * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officer or officers to execute and deliver this Fifth Amendment as of the date first above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By_________________________________

Name:

Title:

Agreed and Acknowledged:

DTG OPERATIONS, INC.,

By__________________________________

Name:

Title:

THRIFTY RENT-A-CAR SYSTEM, INC.

By__________________________________

Name:

Title:

THRIFTY CAR SALES, INC.

By__________________________________

Name:

Title:

THRIFTY, INC.

By__________________________________

Name:

Title:

DOLLAR RENT A CAR, INC.

By__________________________________

Name:

Title:

- Signature Page to Fifth Amendment -

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and a Lender

By__________________________________

Name:

Title:

By__________________________________

Name:

Title:

- Signature Page to Fifth Amendment -

SIGNATURE PAGE TO THE FIFTH AMENDMENT TO CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., VARIOUS LENDERS AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

Name of Lender: ____________________________

By:_____________________________
Name:
Title:

- Signature Page to Fifth Amendment -

SCHEDULE I(A)

COMMITMENTS

LENDER	REVOLVING LOAN COMMITMENT
Bank of America, N.A.	$29,077,714.31
Deutsche Bank Trust Company Americas	$19,825,714.28
The Bank of Nova Scotia	$19,825,714.28
Credit Suisse, Cayman Island Branch	$15,199,714.28
Bank of Oklahoma, N.A.	$13,217,142.86
JP Morgan Chase Bank, N.A.	$13,217,142.86
Morgan Stanley Bank	$11,234,571.43
Bank of Tokyo - Mitsubishi UFJ Trust Company	$10,573,714.28
BMO Capital Markets Financing, Inc.	$10,573,714.28
Wells Fargo Bank, N.A.	$10,573,714.28
Fortis Capital Corp.	$9,252,000.00
International Bank of Commerce	$9,252,000.00
Raymond James Bank, FSB	$7,930,285.72
Sumitomo Mitsui Banking Corporation	$7,930,285.72
Bayerische Hypo-und Vereinsbank, AG New York Branch	$7,269,428.57
MidFirst Bank	$7,269,428.57
Arvest Bank	$7,269,428.57
BNP Paribas	$5,947,714.28
Amegy Bank National Association	$5,947,714.28
National City Bank of Cleveland	$5,286,857.15
M&I Marshall & Ilsley Bank	$4,626,000.00

TOTAL	$231,300,000

SCHEDULE V

FORM FOR REPORTING COMPLIANCE WITH SECTION 8.2.4

Total Assets
Minus: Total Liabilities

Stockholders’ Equity
Minus: Intangible Assets
Plus /Minus Other Comprehensive Income / Loss

Tangible Net Worth

Minimum Tangible Net Worth

Amount in Excess of Covenant

- Signature Page to Fifth Amendment -